UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 9, 2004

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

151 DETROIT STREET
DENVER, COLORADO 80206
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2004, the Compensation Committee of the Board of Directors of Janus Capital Group Inc. (the “Company”) approved the Janus Income Deferral Program (the “Deferral Program”) for certain of the Company’s and its subsidiaries’ executive officers and key employees. The Deferral Program permits the deferral of certain categories of cash compensation by eligible employees who contribute materially to the continued growth, development and business success of the Company and its affiliates, and further supports the alignment of the interests of the participants with the interests of the Company’s mutual fund shareholders.

The Deferral Program permits eligible employees to elect to defer up to 50% of their base salary, and up to 100% of their annual bonus and periodic incentive awards. Account balances of the deferred compensation will be credited with income, gains and losses based on the performance of the Janus mutual fund investments selected by the participant from a list of Janus funds designated by the Company.

Generally, participants will be eligible to receive distributions of the amounts credited to their accounts in a lump sum or in installments pursuant to elections made under the Deferral Program. Subject to the terms of the Deferral Program, distributions are generally permitted in the following events: separation from service; a specified date elected by the participant; disability; a change in control of the Company; an unforeseeable emergency; or death. The distributions will be taxable to the participants as compensation. The Company intends to reserve certain assets for its obligations under the Deferral Program pursuant to a trust arrangement; however the trust assets will be subject to the claims of creditors and the Deferral Program will be unfunded and unsecured.

The Deferral Program is intended to comply with the new tax rules for deferred compensation that were added by the American Jobs Creation Act of 2004 and appear in section 409A of the Internal Revenue Code of 1986, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.
Date: November 12, 2004	By:	/s/ Loren M. Starr
Loren M. Starr
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
10.1	Janus Capital Group Inc. Income Deferral Program